Exhibit 99.1

FOR IMMEDIATE RELEASE Tuesday, JUNE 6, 2006	CONTACT: Michele de Milly or Jane Pook Geto & de Milly, Inc. 212-686-4551

FOREST CITY RATNER COMPANIES
ENTERED INTO AN AGREEMENT TO
ACQUIRE ING REAL ESTATE’s
INTEREST in
NEW YORK TIMES BUILDING

NEW YORK— Tuesday, June 6, 2006—Forest City Ratner Companies announced today that it has entered into an agreement to acquire ING Real Estate’s interest in the 1.5 million square-foot, 52-story New York Times Building now under construction near Times Square.

Forest City Ratner and ING have been partners with The New York Times Company in the building, which is scheduled to open next spring. Floors 2 through 28 will serve as The Times’ Company headquarters and will be owned by The Times’. Forest City Ratner will now own all of the additional 700,000 square feet on floors 29 through 52 as well as 24,000 square feet of retail space on the ground floor. The project’s first lease, for 100,000 square feet, was recently signed by national law firm Seyfarth Shaw LLP.

Bruce C. Ratner, President and CEO of Forest City Ratner said, “As long-term owners of real estate property — we remain bullish on the City’s economy. As we move toward the completion of this spectacular building, the timing is excellent to increase our ownership in the New York Times Building.”

The partnership agreement was entered into in December 2001 and since that time Forest City Ratner and ING have expanded their relationship to other projects. In the summer of 2003, ING provided a mortgage for the 19-story 15 MetroTech Center and in December 2004, ING provided a credit enhancement facility for the financing of the 16-story office building at Atlantic Terminal, two of Forest City Ratner’s developments in downtown Brooklyn.

Charles A. Ratner, president and chief executive officer of Forest City Enterprises, said, “We are pleased with the opportunity to increase our investment in the New York Times Headquarters building, which will be one of the true signature projects in our portfolio. ING was an excellent financial partner and now with construction well underway, we felt this was an excellent time to capitalize fully on our involvement with this project.”

The New York Times Building, located on Eighth Avenue between 40th and 41st Streets, was designed by Pritzker Prize-winning architect Renzo Piano in association with FXFOWLE Architects. The iconic building will feature a dramatic curtain wall skin of clear glass covered with a screen of ceramic rods.

Forest City Ratner Companies owns and operates 36 properties in the New York metropolitan area – including 4.4 million square feet of office space. FCRC is an affiliate of Forest City Enterprises, Inc., an $8-billion NYSE-listed (ticker: FCEA & FCEB) national real estate company. FCE is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States.

ING Real Estate is a subsidiary of the ING Group, a financial company based in the Netherlands.

Statements made in this news release that state the Company or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in the Company’s core markets, reliance on major tenants, the impact of terrorist acts, the Company’s substantial leverage and the ability to service debt, guarantees under the Company’s credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, risks associated with an investment in a professional sports franchise, and other risk factors as disclosed from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006.

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